Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jack in the Box Inc.:
We consent to the use of our reports dated November 20, 2006, with respect to the consolidated balance sheets of Jack in the Box Inc. (the Company) as of October 1, 2006 and October 2, 2005, and the related consolidated statements of earnings, cash flows, and stockholders’ equity for the fifty-two weeks ended October 1, 2006 and October 2, 2005, and for the fifty-three weeks ended October 3, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of October 1, 2006, and the effectiveness of internal control over financial reporting as of October 1, 2006, incorporated herein by reference.
Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in fiscal year 2006.
/s/ KPMG LLP
San Diego, California
May 15, 2007